Morgan Stanley Dean Witter Financial Services Trust
Item 77(o) 10f-3 Transactions
October 1, 2000-March 31, 2001


Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker
Renaissance RE
03/07/01
$72.00
49,400
0.134%
$113,297,323
3.148%
JP Morgan







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